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                                                                  Exhibit 11B

                                         GATX CORPORATION AND SUBSIDIARIES


                                COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                                           AND COMMON STOCK EQUIVALENTS
                                              ASSUMING FULL DILUTION

                                       In Millions, Except Per Share Amounts

                                                               Three Months Ended
                                                                     March 31
                                                             ----------------------
                                                              1996             1995
                                                            --------         ------
Average number of shares used to
  compute primary earnings per share......................     20.5            20.3

Common stock issuable upon assumed
  conversion of preferred stock...........................      4.0             4.0
                                                            --------          ------

Total shares............................................       24.5            24.3
                                                             =======         =======


Net income, as adjusted per primary computation .........    $ 21.4         $  22.4

Add - Dividends paid and accrued on preferred stock ......      3.3             3.3
                                                             -------        -------

Net income, as adjusted...................................   $ 24.7         $  25.7
                                                             ======         =======

Net income per share, assuming full dilution  ............   $ 1.01         $  1.06
                                                             ======         =======

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